NEWS RELEASE

FOR IMMEDIATE RELEASE                               Contact:  Daniel L. Krieger,
                                                              President
                                                              (515) 232-6251
                                                              (515) 663-3042
October 18, 2002




                            AMES NATIONAL CORPORATION

                                    ANNOUNCES

                             THIRD QUARTER EARNINGS

         Third quarter 2002 earnings were $2,952,000 or $.94 per share, a 9% increase over the $2,682,000 or $.86 per share earned for the same period a year ago. For the first nine months of 2002 earnings were $8,634,000 or $2.76 per share compared to $7,980,000 or $2.55 per share in 2001. Lower interest expense was the primary contributor to the higher earnings this year. Return on average assets this quarter was 1.87% compared to 1.76% for the same period in 2001.

         Deposits of $537 million increased 7% over September 30, 2001. United Bank & Trust N.A., the de novo banking operation in Marshalltown, opened for business in late June with early results on target with projections.

         Loans decreased 5% to $310 million from September 30, 2001 with increased competition in pricing and the political and economic instability continuing to influence business decisions. Total assets increased 6% to $660 million compared to $625 million a year ago.

         Total capital was $101 million, a 9% increase over the $93 million reported in the third quarter 2001. An increase of $3 million in net unrealized gains on investment securities since September 30, 2001 helped move capital to a record level.

         Ames National Corporation Iowa affiliate banks are First National Bank, Ames, Boone Bank & Trust Co., Boone, State Bank & Trust Co., Nevada, Randall-Story State Bank, Story City, and United Bank & Trust National Association, Marshalltown.